UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 11, 2006

Centennial Bank Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51556	41-2150446
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1331 Seventeenth St., Suite 300 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	303-296-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c)               On December 11, 2006, Daniel M. Quinn, Chief Executive Officer of Centennial Bank Holdings, Inc. (the “Company”), was appointed to the additional position of President of the Company, effective January 1, 2007.  As previously announced, David C. Boyles, President and Chief Operating Officer of the Company, will retire effective December 31, 2006.  Mr. Quinn, 50, has been the Company’s Chief Executive Officer since May 16, 2006 and a director of the Company since July 19, 2005.  Prior to joining the Company as an executive officer, Mr. Quinn was President of Quinn Financial, LLC, a financial services company since July 2003.  Previously, Mr. Quinn spent 24 years with U.S. Bancorp.  From 1999 to 2003, he was Vice Chairman of Commercial Banking for U.S. Bank.  Previous positions at U.S. Bank include President of U.S. Bank in Colorado (formerly Colorado National Bank).

(e)               On December 11, 2006, the Company adopted a Change in Control Severance Plan (the “Plan”).  The Plan provides severance to participants in the Plan in the event of certain terminations of a participant’s employment within the two years following a “Change in Control” (as defined in the Plan).  Under those circumstances, the Company will (i) provide or pay, as the case may be, the participant (A) his or her accrued base salary and benefits through termination, plus his or her pro rata target annual bonus for the year in which the participant is terminated, and (B) a designated multiple of the participant’s annual compensation (annual base salary plus the average annual bonus for the two most recent years) and (ii) provide the participant and his or her dependents with medical, dental and vision coverage for the number of years corresponding to the participant’s severance multiple, unless the participant obtains other health coverage.  If a participant is subject to any excise tax imposed under Section 4999 of the Internal Revenue Code by reason of a Change in Control, then the Company will pay to the participant an amount as specified in the Plan, subject to a severance claw back (as further specified in the Plan).  In consideration for the severance, a participant will be subject to a non-solicitation covenant (as further specified in the Plan) following any termination of his or her employment for the number of years corresponding to the participant’s severance multiple.  In addition, any participant with a severance multiple greater than 2 will be subject to a non-competition covenant (as further specified in the Plan) for two years following any termination of his or her employment.  The Plan is administered by the Company’s Compensation, Nominating and Governance Committee (the “CNG Committee”).  The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

In connection with the adoption of the Plan, the CNG Committee approved the addition of the following executive officers of the Company as participants in the Plan, with the corresponding severance multiple:

Executive Officer	Severance Multiple

Daniel M. Quinn	3
Chief Executive Officer

Zsolt K. Besskó	2
Executive Vice President, General Counsel and Secretary

Suzanne R. Brennan	2
Executive Vice President, Operations

Sherri L. Heronema	2
Executive Vice President, Human Resources and Administration

Paul W. Taylor	2
Executive Vice President and Chief Financial Officer

As a condition to becoming participants in the Plan, the executive officers named above agreed mutually with the Company to terminate their respective employment agreements (or, in the case of Ms. Heronema, change in control agreement).

Item 9.01   Financial Statements and Exhibits.*

(c) Exhibits.

The following exhibit is being filed herewith:

10.1                           Centennial Bank Holdings, Inc. Change in Control Severance Plan, effective December 11, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL BANK HOLDINGS, INC.

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó
Title: Executive Vice President, General
Counsel and Secretary

Date:  December 15, 2006